Exhibit 99.5

Capitalization

The following table sets forth our cash and cash equivalents, restricted cash and capitalization on a historical basis as of June 30, 2010 and on a pro forma basis as of June 30, 2010 to reflect the consummation of the Transactions pursuant to the Plans of Reorganization including the application of Fresh Start Accounting principles, the entry into the ABL Credit Facility, the issuance of the notes offered hereby and the Convertible Notes and the application of the proceeds thereof.

You should read this table together with “Unaudited pro forma consolidated financial information” for additional detail concerning the pro forma adjustments described above. You should also read the table below in connection with the sections of this offering memorandum entitled “Use of proceeds,” “Selected historical financial information,” and our historical consolidated financial statements and related notes included elsewhere in this offering memorandum.

	As of June 30, 2010
(dollars in millions)	Historical	Pro forma

Cash and cash equivalents(1)	$708	$203
Restricted cash(2)	211	85

Total cash, cash equivalents and restricted cash	919	288

ABL Credit Facility(3)	—	—
Notes offered hereby(4)	—	750
Convertible Notes(5)	—	125
Other debt(6)	1,579	239
Debt subject to compromise(7)	4,851	—

Total debt	6,430	1,114

Total shareholders’ (deficit)/equity attributable to AbitibiBowater	(2,901)	2,600

Total capitalization	$3,529	$3,714

(1)	Pro forma cash and cash equivalents represents June 30, 2010 amounts offset by net payments made in connection with our Plans of Reorganization and by the financing adjustments described under “Unaudited pro forma consolidated financial information.” Cash includes $74 million of Non-Debtor cash.

(2)	Restricted cash includes cash reserves required in connection with the Company’s operational transactions, asset sale transactions, treasury management activities and letter of credit collateralizations.

(3)	On the closing date, we will enter into the $600 million ABL Credit Facility. On the Emergence Date, we do not expect that there will be any amounts outstanding under the ABL Credit Facility, but expect to have issued approximately $52 million in letters of credit under such facility.

(4)	Notes offered hereby with aggregate principal amount of $750 million.

(5)	Represents the aggregate principal amount of 10% Convertible Senior Subordinated Notes to be issued to unsecured creditors in the Rights Offering pursuant to the Plans of Reorganization. The amount of Convertible Notes issued on the Emergence Date may be higher or lower than the $125 million reflected above depending on our actual liquidity on the Emergence Date. See “Description of certain indebtedness—Convertible Notes” for a description of how changes in our liquidity will impact the principal amount of Convertible Notes issued. In addition, the Convertible Notes reflected in the table above do not include any Escrow Notes that may subsequently be released to holders of certain unresolved claims as of the Emergence Date if such claims are later determined to be allowable claims. Upon the release of any of the Escrow Notes, the corresponding escrowed subscription price for such Escrow Notes will also be released to us.

(6)	As of June 30, 2010, consists of the following items (and principal amounts outstanding): (i) DIP Facility ($206 million); (ii) Securitization Facility ($120 million); (iii) Prepetition Bowater Credit Facilities ($333 million); (iv) Prepetition ACCC Term Loan ($347 million); (v) Prepetition ACCC 13.75% Senior Secured Notes due 2011 ($300 million); (vi) Prepetition 7.132% notes due 2017 of ACH ($239 million); and (vii) Prepetition floating rate industrial revenue bonds due 2029, which will be paid from a letter of credit under the Bowater credit facility ($34 million). The pro forma amount represents the prepetition 7.132% notes due 2017 of ACH ($239 million).

(7)	Consists of all other prepetition debt.

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